Exhibit 97

Canadian Imperial Bank of Commerce

SEC Clawback Policy

Description	Detail

Current issue:	November 2023

Approved:	CIBC Board of Directors

Approval date:	November 29, 2023

Next review:	October 2025

1.0	Summary

This clawback policy (“Policy”) applies to Canadian Imperial Bank of Commerce (“CIBC”) with common shares listed on the New York Stock Exchange (“NYSE”). This Policy requires the recovery of erroneously awarded compensation in order to satisfy the requirements of Section 303A.14 of the NYSE Listed Company Manual (the “Clawback Listing Standards”) and to satisfy the requirements of Rule 10D-1 (“Rule 10D-1”), as adopted by the US Securities and Exchange Commission (“SEC”) pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) to implement Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”).

This Policy was adopted by the Board on November 29, 2023 (the “Adoption Date”). The terms of this Policy will apply to any Erroneously Awarded Compensation that a current or former Executive Officer (as such terms are defined in Section 4.0 of this Policy) received on or after October 2,2023 (the “Effective Date”), even if such compensation was approved, awarded, or granted to the Executive Officer prior to the Effective Date. Subject to applicable law, CIBC’s Management Resources and Compensation Committee (the “Committee”) may effect forfeiture or recoupment under this Policy from any amount of compensation approved, awarded, granted, payable or paid to the Executive Officer prior to, on or after the Adoption Date.

2.0	Intent

The purpose of this Policy is to establish a framework through which CIBC can ensure compliance with Section 10D of the Exchange Act and the Clawback Listing Standards for the recovery of Erroneously Awarded Compensation that a current or former Executive Officer received on or after the Effective Date and should not have received had CIBC’s financial statements been accurately presented.

Failure to adhere to these requirements may result in CIBC being subject to delisting from the NYSE where it does not adopt and comply with the Policy, regulatory criticism, legal and reputational risks, enforcement actions and/or financial fines and penalties.

3.0	Audience and Scope

This Policy applies to CIBC’s Executive Officers.

4.0	Guiding Principles

This Policy is based on key guiding principles that enable a robust approach for effective management and governance of Dodd-Frank Act compliance and risk related to CIBC’s Executive Officers. The guiding principles are the following:

•	In the event that CIBC is required to prepare a Restatement that corrects an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, CIBC must recover, reasonably promptly, from any of its current or former Executive Officers Erroneously Awarded Compensation that was received on or after the Effective Date during Recovery Period, based on the erroneous data, in excess of what would have been received by the Executive Officer under the Restatement.

•	For the purposes of this Policy:

“Erroneously Awarded Compensation” means the amount of incentive-based compensation received by an Executive Officer that exceeds the amount of Incentive-Based Compensation that otherwise would have been received had it been determined based on the restated financial statements and will not be reduced, based on or otherwise calculated with regard to taxes paid with respect to such amounts.

“Executive Officer” includes all of CIBC’s current or former executive officers, as determined by the Committee, in accordance with the Clawback Listing Standards and Rule 10D-1 and the definition of executive officer as defined in Rule 10D-1(d).

“Financial Reporting Measures” are measures that are determined and presented in accordance with the accounting principles used in preparing CIBC’s financial statements, and any measures that are derived wholly or in part from such measures, including stock price and total shareholder return.

“Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of any Financial Reporting Measure. An Executive Officer’s outstanding Incentive-Based Compensation, whether vested or unvested, will be subject to forfeiture, and the payment an Executive Officer receives in respect of any Incentive-Based Compensation will be subject to recoupment. Incentive-Based Compensation includes, but is not limited to:

-	Non-equity incentive plan awards that are earned based wholly or in part on satisfying a Financial Reporting Measure performance goal;
-	Bonuses received from a bonus pool, the size of which is determined based wholly or in part on satisfying a Financial Reporting Measure performance goal;
-	Other cash awards based on satisfaction of a Financial Reporting Measure performance goal;
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Restricted stock, restricted stock units, performance share units, performance stock awards, stock options, and stock appreciation rights (“SARS”) that are granted or become vested based wholly or in part on satisfying a financial reporting measure performance goal; and

-	Proceeds received upon the sale of shares acquired through an incentive plan that were granted or vested based wholly or in part on satisfying a Financial Reporting Measure performance goal.

“Restatement” means an accounting restatement of CIBC’s financial statements due to material noncompliance with any financial reporting requirement under the federal securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

•	This Policy requires the recovery of Erroneously Awarded Compensation received on or after the Effective Date by a person:

-	After beginning service as an Executive Officer;
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Who served as an Executive Officer at any time during the Recovery Period (and any subsequent changes in an Executive Officer’s employment status, including retirement or termination of employment, do not affect CIBC’s rights to recover Incentive-Based Compensation pursuant to this Policy);

-	While CIBC has a class of securities listed on a national securities exchange such as the NYSE; and
-	During the Recovery Period.

•

This Policy applies to all Incentive-Based Compensation that is received on or after the Effective Date in excess of what would have been received by the Executive Officer under the Restatement. CIBC’s obligation to recover Erroneously Awarded Compensation is not dependent on if or when the restated financial statements are filed.

•

For the avoidance of doubt, Incentive-Based Compensation does not include annual salary, compensation awarded based on completion of a specified period of service, or compensation awarded based on subjective standards, strategic measures, or operational measures, unless also based on attainment of a Financial Reporting Measure.

•	The Policy applies to Erroneously Awarded Compensation received on or after the Effective Date during the Recovery Period. For purposes of this Policy:

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Incentive-Based Compensation will be deemed to be received (or would have been received in the absence of an elective deferral of payment by the individual) during, or in respect of the fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant occurs (or would have been received in the absence of an elective deferral of payment by the individual) after the end of the period in question.

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For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of the Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in Restatement:

◾	The amount will be based on a reasonable estimate of the effect of the Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was received; and
◾	CIBC will maintain documentation of the determination of that reasonable estimate and provide such documentation to the NYSE.

•	For purposes of this Policy “Recovery Period” means the three completed fiscal years immediately preceding the date that CIBC is required to prepare the Restatement. In determining the relevant Recovery Period, the date that CIBC is required to prepare the Restatement (as described above) will be the earlier of:

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The date CIBC’s Board, a committee of the Board, or officer(s) authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that CIBC is required to prepare a Restatement due to the material noncompliance of CIBC with any financial reporting requirement under applicable securities laws, including any required Restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period; or

-	The date a court, regulator, or other legally authorized body directs CIBC to prepare a Restatement.

•

The relevant Recovery Period will include any transition period (that results from a change in CIBC’s fiscal year) within or immediately following those three completed fiscal years; provided, however, a transition period between the last day of CIBC’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to 12 months would be deemed a completed fiscal year for purposes of the Recovery Period.

•

The Committee will take actions necessary to cause CIBC to recover Erroneously Awarded Compensation reasonably promptly, in compliance with this Policy except to the extent that the Committee has determined that pursuing recovery would be impracticable, as determined by the Committee in accordance with Rule 10D-1 and the Clawback Listing Standards.

•	The exceptions to recovery of Erroneously Awarded Compensation are as follows:

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The direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered provided that before concluding that it would be impractical to recover any amount of Erroneously Awarded Compensation based on this exception, CIBC will make a reasonable attempt to recover such Erroneously Awarded Compensation, document such reasonable attempt(s) and provide such documentation to the NYSE;

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The recovery would violate applicable Canadian law where such law was adopted prior to November 28, 2022 provided that before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on this exception, CIBC must obtain an opinion of Canadian counsel, acceptable to the NYSE, that recovery would result in such a violation, and must provide such opinion to the NYSE; or

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Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of CIBC or a subsidiary, to fail to meet the requirements of 26 U.S.C. 401(a(13) or 26 U.S.C. 411(a) and regulations thereunder.

•	CIBC will not indemnify any Executive Officer against the loss of Erroneously Awarded Compensation and will not pay or reimburse any Executive Officer for premiums, for any insurance policy to fund such executive’s potential repayment obligations.

5.0	Method of Clawback

The Committee will determine, in its sole discretion, the method of recovering any Erroneously Awarded Compensation pursuant to this Policy, which may include, without limitation:

-	requiring reimbursement of cash Erroneously Awarded Compensation previously paid;
-	seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards;
-	offsetting the recouped amount from any compensation otherwise owed by CIBC or any subsidiary to the Executive Officer;
-	cancelling outstanding vested or unvested equity awards; and/or
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taking any other remedial and recovery action, as determined by the Committee; provided, however, that any such action under this Section 5.0 will be subject to applicable law and will be subject to compliance with Section 409A of the Internal Revenue Code.

6.0	Monitoring, Oversight and Suspension of Outstanding Incentive-Based Compensation

The Committee is responsible for oversight and management of compliance with the requirements of Section 10D of the Exchange Act and the Clawback Listing Standards. This authority includes the obligation to determine (i) whether a Restatement has occurred for the purposes of this Policy, Rule 10D-1 and the Clawback Listing Standards and (ii) the amount of Erroneously Awarded Compensation. The Committee may retain and rely upon the advice and determinations of legal counsel, accountants and other relevant experts to operate and administer this Policy. Any interpretation of this Policy by the Committee and any decision made by it with respect to this Policy will be final, binding and conclusive on all persons.

After a determination by the Committee that a Restatement may have occurred, the Committee may suspend the vesting or settlement of all Incentive-Based Compensation that the Committee determines may be forfeited under this Policy or otherwise subject to offset pursuant to Section 5.0, in which case and subject to the terms of this Section 6.0, Incentive-Based Compensation subject to the suspension: (i) if unvested, will not continue to vest, and (ii) otherwise will not be distributed or permitted to be exercised or otherwise vested. In the event the term of an option award will expire during a period of suspension, the executive Officer will be permitted to exercise the option before it expires; however settlement of the option award following such exercise will remain suspended and the securities otherwise deliverable upon settlement shall remain subject to forfeiture under the terms of this Policy.

Following suspension of Incentive-Based Compensation as outlined above, the Committee will determine as promptly as practicable whether the suspended Incentive-Based Compensation is to be forfeited or whether the suspension of the Incentive-Based Compensation is to be ended. For Incentive-based Compensation that are ultimately not forfeited, the following provisions will apply upon the Committee’s determination to lift the suspension:

-	Unvested awards that would have continued to vest by their original terms during the suspension will thereafter continue to vest in accordance with their original terms;
-	Unvested awards that otherwise would have vested during the suspension will vest as soon as practicable and otherwise consistent with their original terms;
-	Cash awards such as annual bonus withheld during the suspension will be immediately payable;
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In no event will distribution of cash or shares be made to an Executive Officer with respect to Incentive-Based Compensation if, by reason of termination of employment or otherwise, the Executive Officer would have forfeited the Incentive-Based compensation if the Incentive-Based Compensation had not been suspended; and

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Distribution or settlement of Incentive-Based Compensation will be made no later than the latest date on which such distribution or settlement would be required to avoid additional tax by reason of Section 409A of the Internal Revenue Code; provided, however, that if such distribution or settlement occurs during a period when such Incentive-Based Compensation remains suspended pursuant to this section, then the after-tax proceeds of such distribution or settlement shall be held in escrow until such time as such Incentive-Based Compensation is no longer subject to a suspension or such amounts are determined to have been forfeited by the Committee.

7.0	Notice

Before the Committee determines to seek recovery pursuant to this Policy, it shall provide the Executive Officer with written notice and the opportunity to be heard at a Committee or Board meeting (either in person or via telephone).

8.0  Amendment and Interpretation

The Committee may amend this Policy from time to time in its discretion, and will amend this Policy as it deems necessary, appropriate or advisable to reflect the regulations adopted by the SEC and to comply with any rules or standards adopted by a national securities exchange on which CIBC’s securities are then listed. The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Rule 10D-1 and any applicable rules or standards adopted by the SEC and any national securities exchange on which CIBC’s securities are then listed.

9.0  Other Recoupment Rights

The Committee intends that this Policy will be applied to the fullest extent of the law. The Committee may require that any employment agreement, equity award agreement, or similar agreement entered into, amended or restated on or after the Adoption Date shall, as a condition to the grant of any benefit thereunder, require an Executive Officer to agree to abide by the terms of this Policy and the application of this Policy to any Incentive-Based Compensation award made prior to the Effective Date. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to CIBC pursuant to the terms of any other recoupment or recoupment policy, any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to CIBC.

10.0  Successors

This Policy shall be binding and enforceable against all Executive Officers and their beneficiaries, heirs, executors, administrators or other legal representatives.

11.0  Disclosure Obligations

CIBC will file all disclosures with respect to this Policy required by applicable SEC filings and rules.

12.0  Entire Agreement

To the extent inconsistent with this Policy, this Policy supersedes all prior contracts, agreements and understandings, written or oral, with any Executive Officer. In the event any contract, agreement or understanding with any executive officer is inconsistent with the terms of this Policy, the terms of this Policy shall govern.

13.0  Maintenance and Review

The Committee will review and approve this Policy at least every two years, or earlier, if substantive changes are required to reflect new regulations adopted by the SEC or any new rules or standards adopted by the NYSE. Substantive changes require the approval of the Committee and non-substantive changes may be approved by CIBC’s Senior Vice-President, Rewards, Recognition and Performance, Human Resources. This Policy was reviewed by the Committee on November 29, 2023, and recommended for CIBC Board approval on November 29, 2023. The next full review will be in October 2025.